Exhibit 99.1

Contacts:

Power-One, Inc.

Kevin Trosian, 805-987-8741

Vice President, Finance and Investor Relations

Kevin.Trosian@Power-One.com

FOR IMMEDIATE RELEASE

Power-One, Inc. Announces Notice of Redemption for 8% Senior Secured Convertible Notes due 2013

CAMARILLO, CALIFORNIA— July 6, 2010 — Power-One, Inc. (Nasdaq: PWER), a leading provider of renewable energy and energy-efficient power conversion and power management solutions, today announced that it had sent notice to registered holders of its 8% Senior Secured Convertible Notes due 2013 (the “Notes”) that it is calling for redemption all outstanding Notes on August 11, 2010.  The Notes were originally issued on June 17, 2008 in the aggregate principal amount of $80 million. As a result of buybacks of a portion of the Notes by Power-One, the principal amount of the outstanding Notes is approximately $34 million.

Holders may deliver a conversion notice to The Bank of New York Mellon Trust Company N.A., as conversion agent, at any time prior to 5 PM Eastern Time on August 10, 2010 (the day prior to the redemption date), in lieu of receiving the cash redemption price. Each holder of Notes has the right to convert the principal amount of such Notes into Power-One’s common stock at a conversion rate of 500 shares of common stock for each $1,000 principal amount of Notes converted. The conversion rate is equivalent to a price of $2.00 per share. Questions and requests for assistance with the redemption or conversion of the notes may be directed to The Bank of New York Mellon Trust Company N.A., attention Randolph Holder, at (212) 815-5098.

Upon redemption, Power-One will pay holders of the Notes that have not been converted into common stock an amount of cash equal to $1,139.29, which includes accrued and unpaid interest through the day prior to the redemption date, per $1,000 principal amount of Notes. Payment of the redemption price will be made by The Bank of New York Mellon Trust Company N.A., as trustee, upon presentation and surrender of the Notes on or after the redemption date by hand or by mail at the address for the paying agent.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions, including inverters for alternative/renewable energy (solar and wind) and products for routers, data storage and servers, wireless communications, optical networking, semiconductor test equipment, industrial markets and custom applications. Power-One, with headquarters in Camarillo, California, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is a public company listed on NASDAQ under the ticker symbol PWER.  For more information about the Company, please visit
www.Power-One.com.